EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Forms S-8, No. 333-108317 and No. 333-138552) pertaining to the Molina Healthcare, Inc. 2000 Omnibus Stock and Incentive Plan, 2002 Equity Incentive Plan, and 2002 Employee Stock Purchase Plan, and in the Registration Statement (Form S-3, No. 333-155995) and related Prospectus of Molina Healthcare, Inc. for the registration of $300,000,000 of its securities, of our reports dated March 16, 2009, with respect to the consolidated financial statements of Molina Healthcare, Inc., and the effectiveness of internal control over financial reporting of Molina Healthcare, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/S/    ERNST & YOUNG LLP
Los Angeles, California
March 16, 2009